QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

                      FOR IMMEDIATE RELEASE

ADVANSTAR RELEASES THIRD QUARTER 2003 RESULTS

        Boston, MA—October 29, 2003—Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc., announced today unaudited operating results for the third quarter of 2003.

Advanstar Communications Inc.
Summary Financial Information
(Unaudited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2003	2002	2003	2002
In thousands
Net revenue:
Trade shows and conferences	$41,595	$46,988	$139,371	$145,387
Publications	30,656	30,567	97,751	96,290
Marketing services and other	3,878	3,844	11,797	12,442

Total net revenue	76,129	81,399	248,919	254,119

Contribution margin(1):
Trade shows and conferences	23,001	28,120	72,743	78,907
Publications	9,130	8,304	30,314	26,739
Marketing services and other	924	999	1,963	3,240

Total contribution margin	33,055	37,423	105,020	108,886
General and administrative expenses	8,485	7,682	26,298	26,925
Restructuring charge	2,051	—	2,051	—
Provision and funding of affiliated dot.com company operations	107	379	742	39,095
Depreciation and amortization	12,866	17,195	39,393	50,672

Operating income (loss)	$9,546	$12,167	$36,536	$(7,806)
Cash flows provided by (used in):
Operating activities	$8,163	$10,918	$20,560	$10,741
Investing activities	(1,261)	(3,553)	(4,466)	(20,011)
Financing activities	118,612	(4,250)	107,816	(19,238)
Other Data:
EBITDA(2)	$22,379	$29,322	$75,172	$41,908
Adjusted EBITDA(2)	22,379	29,322	75,172	79,100

(1)
Contribution margin is defined as net revenue less cost of production and selling, editorial and circulation costs.

(2)
A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

        Our publishing properties across most industry sectors continue to show good year over year recovery from the media advertising recession. Publishing for the technology and travel sectors continues to be depressed. Trade shows and conferences are lagging in their recovery from the recession with performance essentially flat through September across most of our industry sectors. Technology events continue to be depressed and in some cases continue to decline.

        Revenue for the third quarter of $76.1 million declined $5.3 million, or 6.5%, from $81.4 million in the third quarter of 2002. Adjusted EBITDA of $22.4 million declined $6.9 million, or 23.7%, from $29.3 million in the third quarter of 2002. Approximately $3.5 million of the decline in revenue and $1.2 million of the decline in Adjusted EBITDA were the results of changes in the timing of trade shows relative to the timing of these shows in the comparable period of 2002. Adjusting for this timing difference, revenue for the third quarter of 2003 declined $1.7 million, or 2.2%, and Adjusted EBITDA declined $5.8 million, or 20.5%, respectively, from the third quarter of 2002.

        Revenue for the first nine months of 2003 of $248.9 million declined $5.2 million, or 2.0%, from $254.1 million for the same period in 2002. Adjusted EBITDA in the first nine months of 2003 of $75.2 million declined $3.9 million, or 5.0%, from Adjusted EBITDA of $79.1 million in the first nine months of 2002. Approximately $3.7 million of the decline in revenue and $1.3 million of the decline in Adjusted EBITDA were the results of changes in the timing of trade shows relative to the timing of these shows in the first nine months of 2002. Adjusted for the timing of tradeshow events, revenue for the nine months ended September 30, 2003 declined $1.5 million, or 0.6%, and adjusted EBITDA declined $2.7 million, or 3.4%, respectively, from the comparable period of 2002.

        Net loss for the third quarter of $18.1 million increased $19.0 million from net income of $0.8 million in the third quarter of 2002. Net loss for the first nine months of $16.8 million, declined $85.5 million from a net loss of $102.2 million in the first nine months of 2002.

        Operating results including net income and Adjusted EBITDA for the quarter and year-to-date are impacted by three significant items: an insurance recovery of $2.4 million received in the third quarter last year for trade show losses suffered in the terrorist attacks of September 11, 2001; a $2.1 million restructuring charge to consolidate our New York office in September 2003; and the effect of show timing differences between comparable periods ($1.2 million for the third quarter of 2003 and $1.3 million for the nine months of 2003), where several events shifted from the third quarter in 2002 to the fourth quarter in 2003. In aggregate, these items contributed to the period to period decline by $5.7 million for third quarter and $5.8 million for the nine months of 2003.

        Cash flows provided by operating activities for the third quarter of $8.2 million decreased from $10.9 million in the third quarter of 2002. Cash flows provided by operating activities for the first nine months of $20.6 million increased from $10.7 million in the first nine months of 2002, due largely to a reduction in cash interest expense and a favorable change in the timing of payments on accounts payable, collections on accounts receivable and collections of customer deposits related to future events.

        In September 2003, we issued $70 million of Second Priority Senior Secured Notes and received $50 million of equity contributions from our parent company, Advanstar Inc., which was generated by the sale of its parent company's common stock to the DLJ Merchant Banking funds. On October 1, 2003 we received an additional $10 million of equity contributions and paid $136 million in cash to complete our acquisition of a portfolio of healthcare industry magazines and related custom service projects from the Thomson Corporation.

Quarterly Operating Summary

        Revenue from trade shows and conferences declined $5.4 million, or 11.5%, to $41.6 million in the third quarter of 2003 from $47.0 million in the third quarter of 2002. The decline in trade show and conference revenue was attributable to a shift in the timing of three events into the fourth quarter of 2003, declines in events that serve the technology market, and the effect of holding four fewer events serving the abilities, license and technology markets. Revenue for our fall MAGIC events increased approximately $0.9 million, or 2.9%, compared to the 2002 events. Total square feet for our fall MAGIC event declined 5.6% compared to the 2002 events, but was offset by increased pricing per square foot, the launch of a new fabric event at our MAGIC show and an increase in ancillary product sales. Adjusted for timing of events, total tradeshow revenue declined $1.9 million due primarily to declines in events serving the technology markets.

        Contribution margin from trade shows and conferences declined $5.1 million, or 18.2% to $23.0 million for the third quarter of 2003 from $28.1 million in the third quarter of 2002. This decrease was primarily due to the impact of an insurance recovery of approximately $2.4 million we received in the third quarter of 2002 related to trade show losses resulting from the 9/11 terrorist attacks, declines in events serving the technology markets, a shift in the timing of three events discussed above, and the effect of holding four fewer events serving the abilities, license and technology markets.

        Revenue from publications increased $0.1 million, or 0.3% to $30.7 million in the third quarter of 2003 from $30.6 million in the third quarter of 2002. The increase is due to the strong performance of our publications serving our home entertainment, automotive and beauty markets, our acquisition late in 2002 of Healthcare Traveler and an increase in healthcare custom projects, offset by a decline in advertising revenue for publications serving the technology and travel markets. Advertising pages remained stable while revenue per page declined approximately 2.2% in the third quarter of 2003 compared to the third quarter of 2002. The decline in ad revenue was most heavily concentrated in our magazines serving the technology and travel markets, as they continue to suffer from the overall economic environment. Advertising pages for the third quarter increased 10.6% across all markets other than technology and travel, resulting in a 10.1% increase in revenue in these other markets compared to the third quarter of 2002.

        Contribution margin from publishing increased $0.8 million, or 9.9%, to $9.1 million in the third quarter of 2003 from $8.3 million in the third quarter of 2002. This increase was primarily due to the strong performance of certain publication groups discussed above, our acquisition of Healthcare Traveler in October 2002 and an increase in our healthcare custom project services, partially offset by declines in our publications serving the technology and travel markets.

        Revenue from marketing services and other increased to $3.9 million in the third quarter of 2003 from $3.8 million in the third quarter of 2002. Contribution margin from marketing services and other decreased slightly to $0.9 million in the third quarter of 2003 from $1.0 million in the third quarter of 2002.

        General and administrative expenses increased $0.8 million, or 10.5%, to $8.5 million in the third quarter of 2003 from $7.7 million in the third quarter of 2002. The increase is principally due to the timing of certain compensation accruals between the third quarter of 2002 compared to the third quarter of 2003.

        In the third quarter 2003 we recorded a restructuring charge of $2.1 million related to the consolidation of our midtown New York leased office space from two floors to one floor.

        Adjusted EBITDA of $22.4 million declined $6.9 million, or 23.7%, from $29.3 million in the third quarter of 2002. This decrease was primarily due to the impact of an insurance recovery of approximately $2.4 million we received in the third quarter of 2002, the $2.1 million third quarter 2003 charge related to the consolidation of our New York leased office space and the $1.2 million impact of trade show timing discussed above.

Year-to-date Operating Summary

        Revenue from trade shows and conferences declined $6.0 million, or 4.1%, to $139.4 million in the first nine months of 2003 from $145.4 million in the first nine months of 2002. The decline in trade show and conference revenue was partially attributable to a shift in the timing of four events into the fourth quarter of 2003. In 2003 we also held fewer events serving the beauty, e-learning, abilities, licensing and technology markets. These declines were partially offset by strong performances of our trade shows serving the fashion, art, home entertainment and powersports markets, and the launch of new events in the art, beauty and technology markets. Revenue for our spring and fall MAGIC events increased approximately $2.3 million, or 3.8%, compared to the 2002 events. Total square feet for our MAGIC events declined 4.7% compared to the 2002 events but was offset by increased pricing per square foot and an increase in ancillary product sales. Our trade shows serving the technology market continue to suffer from the overall curtailment of marketing spending by technology companies. Revenue from our events serving the technology market declined $8.1 million, or 23.1%, in the first nine months of 2003 compared to the first nine months of 2002. For all of our markets except technology, total tradeshow square feet declined 1.3% and revenue increased 1.5% in the first nine months of 2003 over the same period of 2002.

        Contribution margin from trade shows and conferences declined $6.2 million, or 7.8%, to $72.7 million for the first nine months of 2003 from $78.9 million in the first nine months of 2002. This decrease was primarily due to the impact of the $2.4 million insurance recovery received in the third quarter of 2002, declines in events serving the technology markets discussed above, a shift in the timing of four events discussed above and the effect of holding fewer events serving the beauty, e-learning, abilities, licensing and technology markets.

        Revenue from publications increased $1.5 million, or 1.5% to $97.8 million in the first nine months of 2003 from $96.3 million in the first nine months of 2002. The revenue increase was most heavily concentrated in publications serving the beauty, healthcare, home entertainment and automotive markets. Our acquisition in October 2002 of Healthcare Traveler also contributed to this increase. Our magazines serving the technology and travel markets continue to suffer from the overall economic environment as advertising pages continued to decline in these markets. Advertising pages increased 13.0% across all markets other than technology and travel, resulting in a 13.9% revenue increase in these other markets.

        Contribution margin from publishing increased $3.6 million, or 13.4% to $30.3 million in the first nine months of 2003 from $26.7 million in the first nine months of 2002. This increase was primarily due to the strong performance of certain publication groups discussed above and our acquisition of Healthcare Traveler in October 2002, partially offset by declines in our publications serving the technology and travel markets.

        Revenue from marketing services and other declined $0.6 million, or 5.2%, to $11.8 million for the first nine months of 2003 from $12.4 million for the first nine months of 2002 due largely to softness in classified and recruitment advertising. Contribution margin from marketing services and other decreased $1.2 million to $2.0 million in the first nine months of 2003 from $3.2 million in the first nine months of 2002 due to the decline in revenue and increases in sales staff resources dedicated to developing our small space advertiser page opportunities.

        General and administrative expenses declined $0.6 million, or 2.3%, to $26.3 million in the first nine months of 2003 from $26.9 million in the first nine months of 2002. The decline is principally due to cost savings as a result of reductions in personnel costs.

        EBITDA for the first nine months of 2002 includes a non-cash charge of $37.2 million related to a provision for notes and advances to our affiliated dot.com company. We have excluded this charge in arriving at Adjusted EBITDA.

        Adjusted EBITDA in the first nine months of 2003 of $75.2 million declined $3.9 million, or 5.0%, from Adjusted EBITDA of $79.1 million in the first nine months of 2002. This decrease was primarily due to the impact of an insurance recovery of approximately $2.4 million we received in the third quarter of 2002, the $2.1 million third quarter 2003 charge related to the consolidation of our New York leased office space and the $1.3 million impact of trade show timing discussed above, partially offset by a reduction in funding of our affiliated dot.com company operations.

Conference Call Information

        Advanstar will hold a conference call to review third quarter 2003 results on Thursday, October 30, 2003 at 12:00 p.m. Eastern Time. The call can be accessed by dialing 1-800-399-1392 with access code number 3558780. A taped replay of the call will be available and can be accessed by dialing 1-800-642-1687 with reference code 3558780 until 3:00 p.m. Eastern Time on Friday, November 7, 2003.

About Advanstar

        Advanstar Communications Inc. (www.advanstar.com) is a worldwide business information company serving specialized markets with high quality information resources and integrated marketing solutions. Advanstar has 115 business magazines and directories, 78 tradeshows and conferences, numerous Web sites, and a wide range of direct marketing, database and reference products and services. Advanstar serves targeted market sectors in such industries as art, automotive, beauty, e-learning, call center, digital media, entertainment/marketing, fashion & apparel, healthcare, manufacturing and processing, pharmaceutical, powersports, science, telecommunications and travel/hospitality. The Company has more than 1,400 employees and currently operates from multiple offices in North America, Latin America, Europe and Asia.

        The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar's business, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar. Factors that could cause actual results to differ materially include: fluctuations in advertising revenue with general economic cycles; management's ability to identify, finance, complete and integrate acquisitions; the performance of trade shows and conferences, and publications; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage cost; the infringement or invalidation of Advanstar's intellectual property rights; and other such factors listed from time to time in Advanstar's reports filed with the Securities and Exchange Commission including the factors described in our registration statement on Form S-1 (333-109648) filed October 10, 2003 under the heading "Risk Factors." Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

        In this press release we disclose various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA and Adjusted EBITDA. A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

Advanstar Communications Inc.
Statements of Operations
(Unaudited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2003	2002	2003	2002
In thousands
Net revenue	$76,129	$81,399	$248,919	$254,119

Operating expenses:
Costs of production	14,648	14,503	50,784	50,393
Selling, editorial and circulation	28,426	29,473	93,115	94,840
General and administrative	8,485	7,682	26,298	26,925
Restructuring charge	2,051	—	2,051	—
Provision and funding of affiliated dot.com company operations	107	379	742	39,095
Depreciation and amortization	12,866	17,195	39,393	50,672

Total operating expenses	66,583	69,232	212,383	261,925

Operating income (loss)	9,546	12,167	36,536	(7,806)
Other income (expense):
Interest expense, net	(15,748)	(12,871)	(40,383)	(38,797)
Write-off of deferred financing Costs	(11,324)	—	(11,324)	—
Other income (expense), net	(717)	1,716	(409)	3,974

Income (loss) before income tax expense and minority interests	(18,243)	1,012	(15,580)	(42,629)
Provision (benefit) for income taxes	(112)	190	613	(7,882)
Minority interests	(18)	(1)	(560)	(680)

Income (loss) before cumulative effect of accounting change	(18,149)	821	(16,753)	(35,427)

Cumulative effect of change in accounting	—	—	—	(66,817)

Net income (loss)	$(18,149)	$821	$(16,753)	$(102,244)

        The following table reconciles EBITDA and Adjusted EBITDA to cash flows provided by operating activities for each period presented:

	Quarter Ended September 30,		Year-to-Date September 30,
	2003	2002	2003	2002
Adjusted EBITDA	$22,379	$29,322	$75,172	$79,100
Provision for notes and advances from affiliated dot.com company	—	—	—	(37,192)

EBITDA	22,379	29,322	75,172	41,908
Depreciation and amortization	(12,866)	(17,195)	(39,393)	(50,672)
Minority interests (excluding Depreciation and amortization)	33	40	757	958

Operating income (loss)	9,546	12,167	36,536	(7,806)
Interest expense	(15,748)	(12,871)	(40,383)	(38,797)
Write-off of deferred financing costs	(11,324)	—	(11,324)	—
Other income (expense), net	(717)	1,716	(409)	3,974
Benefit (provision) for income taxes	112	(190)	(613)	7,882
Minority interests	(18)	(1)	(560)	(680)
Cumulative effect of change in accounting	—	—	—	(66,817)

Net income (loss)	(18,149)	821	(16,753)	(102,244)
Provision for notes and advances from affiliated dot.com company	—	—	—	37,192
Transition goodwill impairment	—	—	—	66,817
Depreciation and amortization	12,866	17,195	39,393	50,672
Deferred income taxes	1	321	660	(9,551)
Other non cash items	13,152	1,227	14,690	2,440
Changes in operating assets and liabilities	293	(8,646)	(17,430)	(34,585)

Net cash provided by (used in) operating activities	$8,163	$10,918	$20,560	$10,741

Use of Non-GAAP Financial Information

        To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), we use non-GAAP measures, such as EBITDA and Adjusted EBITDA, which are derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation or as a substitute for results prepared in accordance with GAAP.

        We define "EBITDA" as operating income plus amortization and depreciation less amounts attributable to minority interest. EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures. GAAP requires us to provide information about cash flow generated from operations. However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income. Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA and Adjusted

EBITDA information. Our definition of EBITDA and Adjusted EBITDA does not take into account our working capital requirements, debt service requirements or other commitments. Accordingly, EBITDA is not necessarily indicative of amounts that may be available to us for discretionary purposes. Our method of computation may not be comparable to other similarly titled measures of other companies. Our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur. The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

QuickLinks

Advanstar Communications Inc. Summary Financial Information (Unaudited)
Advanstar Communications Inc. Statements of Operations (Unaudited)